Chatsworth Securities LLC	Exhibit (k)(6)

September 12, 2017

Ms. Lelia Long

Treasurer

The New Ireland Fund, Inc.

One Boston Place

201 Washington Street, 36th Floor

Boston, MA 02109

Dear Ms. Long:

This engagement agreement (the “Agreement”) confirms the terms and conditions upon which Chatsworth Securities LLC (“Chatsworth” or the “Financial Advisor”) will be engaged as Financial Advisor to represent The New Ireland Fund, Inc. (the “Fund”) to raise additional equity using a Transferable Rights Offering structure (the “Offering”) as described in Section 1 below.

Section 1: Nature of the Engagement

As Financial Advisor, we will advise and assist the Fund with regard to the following:

All aspects of the offering including advising on the pricing formula and the terms and conditions for the offering, marketing to shareholders and new investors (as detailed in Appendix A, attached hereto), reviewing the Registration Statement and Prospectus Supplement prior to SEC filing, selection of the Information and Subscription Agent and all other matters related to the Offering. Chatsworth will also work with all parties involved in the Offering including the Board of Directors, Legal Counsel, the Fund’s Investment Advisor, Information Agent, Subscription Agent, the New York Stock Exchange and others to coordinate the overall process in an effort to help assure that the Offering proceeds smoothly and on schedule.

The Fund recognizes and confirms that: (i) in performing these services the Financial Advisor will be, in part, using and relying on publicly available information released by the Fund and such other information as may be furnished to it or approved by the Fund (collectively, the “Information”); (ii) the Financial Advisor does not assume responsibility for the accuracy and completeness of the Information and (iii) the Financial Advisor is not responsible for independently verifying any of the Information provided to it by the Fund.

The Fund shall be responsible for the contents of any disclosure documents used in the Offering. The FW1d shall ensure that such documents will not, with respect to Information provided by the Fund, as of the date of any offer or sale of any securities, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

95 East Putnam Avenue, Greenwich, CT 06830 Tel. (203)629-2612 fax (203) 629-2375

In its efforts to bring investors into the Offering, the Financial Advisor shall act solely as the Fund’s agent and not as principal. The Fund understands and agrees that Chatsworth is not acting in a fiduciary capacity.

Section 2: Fees

For services provided hereunder, the Company shall pay the Financial Advisor the following:

I.	Retainer Fee: None

II.	Success Fee:

Upon the completion of the Offering the Fund shall pay Chatsworth a cash fee of one percent (1.0%) of the total amount of the gross proceeds raised through the Offering but no more than $135,000 with regard to the primary subscription of the Offering. lf there is sufficient demand to allocate a secondary over-allotment option for the Offering, Chatsworth will also receive a fee of one percent (l.0%) of the proceeds raised through the secondary over-allotment option.

Section 3: Expenses

The Fund agrees from time to time upon request to reimburse Chatsworth for all reasonable expenses incurred in connection with this Agreement. All expenses must be pre-approved by the Fund in order to be subject to reimbursement.

Section 4: Authorization

Each party represents and warrants that the person executing this Agreement on its behalf, is duly authorized to enter into this letter agreement on behalf of the party, and that the execution and delivery of this letter agreement constitutes a valid and binding obligation of the party enforceable against it in accordance with its duties and that the execution and delivery of this Agreement does not, to the best of the party’s knowledge, conflict with or result in a breach of any of the terms, provisions or conditions of any agreement, written, or otherwise, to which it is a party.

Chatsworth shall be solely responsible for any and all of its or its officers, directors, employees or agents actions and omissions in connection with performance of its services under this Agreement. In performing the services under this Agreement, Chatsworth and its officers, directors, employees and agents: shall comply fully with the provisions of this Agreement, the instructions of the Fund, all federal, state and local law and regulation s applicable to it and the Fund, and the applicable rules or regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or any other self-regulatory organization of which Chatsworth is a member, including but not limited to Chatsworth making any filings with FINRA that are required under FINRA regulations.

Section 5: Indemnification

The Fund agrees to indemnify, defend and hold harmless Chatsworth and its members, officers, employees and agents from and against any and all losses, liabilities, claims, or damages and expenses whatsoever (including, but not limited to, all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or any claim whatsoever and including any amounts paid in any settlement effected with the Fund’s consent, such consent not to be unreasonably withheld) from any third party claims including claims made against the Fund, claims made by the Fund against persons other than Chatsworth or, the Fund’s grossly negligent failure to discover any untrue statement or alleged untrue statement of a material fact contained in the Information provided by the Fund as from time to time amended and supplemented or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (together “Losses”) to which any indemnified party may become subject in the performance of their duties, unless any such Losses arise out of the gross negligence or willful misconduct of Chatsworth or any of its members, officers, employees, sub-contractors or agents.

Chatsworth agrees that it will indemnify, defend and hold harmless the Fund, any officer, director, member, employee, and agent of any of the foregoing from and against any loss, expense, claim, damage, or liability to which they may become subject under any applicable securities law or otherwise (including but not limited to any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened , or any claim whatsoever), insofar as any such loss, expense, claim, damage, liability, or actions in respect thereof arises out of or is based on Chatsworth ‘s gross negligence or willful misconduct or any untrue statement or alleged untrue statement of any material fact made by Chatsworth other than in reliance upon and consistent with the Information.

The indemnifying party shall reimburse each indemnified party for any legal expenses reasonably incurred by it, however each indemnified party shall use the same counsel unless there is an irreconcilable conflict between the different indemnified parties’ interests, and duly proved in connection with the investigating or defending any third party claim against such indemnified parties.

Section 6: Termination

This Agreement may be terminated by either the Fund or Chatsworth at any time, with or without cause, upon 30 days’ written notice to the other party; and provided, however, that Chatsworth will be entitled to its full fee under Section 2 hereof upon the successful completion of the Offering if such Offering occurs within 12 months of Chatsworth’s termination and provided, further, that the provisions of Section 3, 4, 5 and 6 shall survive such termination.

Any controversy or claim arising out of or relating to this contract or the breach thereof shall be settled by arbitration in accordance with the Financial Industry Regulatory Authority’s (“FINRA”) Rules of Arbitration at a hearing to be held in Stamford, CT and judgment upon an award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The commencement of arbitration proceedings by an aggrieved party to settle disputes arising out of or relating to this contract is a condition precedent to the commencement of legal action by either party. Neither party shall make a claim against the other for punitive damages. Each party will be responsible for their own costs in conjunction with the arbitration proceeding. If the Fund or Chatsworth commences action in any court prior to an arbitrator’s final decision on the controversy or claim, then the party commencing such action will be responsible for all expenses incurred by Chatsworth and the Fund in the arbitration and the court proceedings. Notwithstanding any other language in this Agreement, the Fund agrees that in the event of nonpayment of fees and expenses due to Chatsworth pursuant to this Agreement that the Fund will pay for the cost of collection including reasonable attorney’s fees. The parties hereby knowingly, voluntarily, expressly and irrevocable waive any and all rights they may have to a jury trial.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. This Agreement may not be assigned without the prior written consent of both parties.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please confirm that the foregoing is in accordance with your understandings and agreements with Chatsworth by signing the duplicate copy of this letter agreement and returning it to the undersigned, thereby constituting this a binding agreement between us, our respective successors and assigns.

Very truly yours,		Accepted and agreed to as of the date of this letter:

Chatsworth Securities LLC		The New Ireland Fund Inc.

By:	/s/ Ralph DiFiore	By:	/s/ Lelia Long
	Mr. Ralph DiFiore		Ms. Lelia Long
	Senior Managing Director		Treasurer

Appendix A

In reference to Section 1: Nature of the Engagement, Chatsworth will be actively involved with, and will undertake, the following marketing initiatives for the Fund in connection with the Offering:

1)	Contact registered investment advisors (“RIA’s”) and closed-end fund analysts at securities firms to develop awareness of the Offering.

2)	Respond to shareholders/investors referred to Chatsworth by the information agent for the Offering (the “Information Agent”) for questions that go beyond the routine questions that can be answered by the Information Agent.

3)	Contact institutional and retail investor websites, portals and closed-end fund focused forums such as CEFA, CEFConnect and Capital Link in an effort to make sure they are presenting correct data for the Fund and that they are displaying press releases that may be issued relating to the Offering.

4)	Contact the designated market maker for the Fund at the NYSE to develop awareness of the Offering.

5)	Organize conference calls and/or webinars for the Fund’s investment adviser in connection with the Offering.

6)	Work with Fund counsel regarding disclosure in certain sections of the Prospectus Supplement that Chatsworth believes may help facilitate shareholders/new investors participating in the Offering.

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